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                                                                    EXHIBIT 23.2

                          Independent Auditors' Consent

Board of Directors
Avnet, Inc.

We consent to the incorporation by reference, in this Registration Statement on Form S-8 of of our report dated August 7, 2002 with respect to the consolidated balance sheet of Avnet, Inc. and subsidiaries as of June 28, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for the year then ended, which report appears in the Annual Report on Form 10-K of Avnet, Inc. for the fiscal year ended June 28, 2002. Our report refers to a change in the method of accounting for goodwill and other intangible assets.

                                          /s/KPMG LLP

Phoenix, Arizona
October 31, 2002